As filed with the Securities and Exchange Commission on October 15, 2025

Registration No. 333-276216

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

TO

FORM F-1
ON
FORM F-3
REGISTRATION STATEMENT

Under

The Securities Act of 1933

MAC COPPER LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Jersey, Channel Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Michael James McMullen
3rd Floor, 44 Esplanade,
St. Helier, Jersey, JE4 9WG
+44 1534 514 000

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Ryan J. Dzierniejko
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 6 (“Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-276216) (the “Registration Statement”), which was originally declared effective by the Securities and Exchange Commission on January 18, 2024, is being filed to deregister all unsold securities registered by the Registrant pursuant to the Registration Statement.

On May 27, 2025, the Registrant entered into a binding scheme implementation deed (the “Implementation Deed”) with Harmony Gold Mining Company Limited (“Harmony”), and Harmony Gold (Australia) Pty Ltd (“Harmony Australia”), a wholly owned subsidiary of Harmony.

On October 10, 2025, Harmony Australia’s acquisition of 100% of the issued share capital in the Company by way of a Jersey law scheme of arrangement pursuant to Article 125 of the Companies (Jersey) Law 1991 (the “Scheme”) became legally effective, pursuant to the Implementation Deed. On October 24, 2025, the Company will become a wholly owned subsidiary of Harmony Australia.

As a result of the Scheme, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albufeira, Portugal, on October 15, 2025.

MAC COPPER LIMITED

By:	/s/ Michael James McMullen
Name: Michael James McMullen
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.